                                                                       Exhibit A











                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                         ABN AMRO NORTH AMERICA, INC.,
                            a Delaware corporation,

                                HEITRITZ CORP.,
                             a Delaware corporation

                                      and

                     STANDARD FEDERAL BANCORPORATION, INC.,
                             a Michigan corporation



                               November 21, 1996


                               TABLE OF CONTENTS

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                                                                             Page


ARTICLE I
MERGER; CLOSING; EFFECTIVE TIME; DEFINITIONS

    1.1   The Merger........................................................... 1
    1.2   Closing; Effective Time.............................................. 2
    1.3   Articles of Incorporation; Bylaws.................................... 2
    1.4   Directors and Officers............................................... 2
    1.5   Definitions.......................................................... 2

ARTICLE II
CONVERSION OF SHARES IN THE MERGER

    2.1   Terms of Merger...................................................... 8
    2.2   Payment for Shares................................................... 8

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    3.1   Organization, Standing and Power....................................  9
    3.2   Capitalization...................................................... 10
    3.3   Subsidiaries........................................................ 11
    3.4   Company Financial Statements; Absence of Liabilities................ 11
    3.5   Authority of the Company; No Violation.............................. 12
    3.6   Insurance........................................................... 13
    3.7   Books and Records................................................... 13
    3.8   Title to Assets..................................................... 13
    3.9   Real Properties..................................................... 13
    3.10  Litigation.......................................................... 14
    3.11  Taxes............................................................... 14
    3.12  Compliance with Applicable Laws; Company Permits.................... 16
    3.13  Performance of Obligations.......................................... 16
    3.14  Employees........................................................... 17
    3.15  Material Contracts.................................................. 17
    3.16  Absence of Certain Changes.......................................... 18
    3.17  Loans and Investments............................................... 19
    3.18  Intellectual Properties............................................. 19
    3.19  Company Benefit Plans............................................... 20
    3.20  Regulatory Approvals................................................ 24
    3.21  Company Regulatory Reports.......................................... 24


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
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
    3.22   Company Facilities................................................. 24
    3.23   Environmental Conditions........................................... 25
    3.24   Proxy Statement.................................................... 25
    3.25   Insider Interests.................................................. 26
    3.26   Fairness Opinion................................................... 26
    3.27   Brokers and Finders................................................ 26
    3.28   Bylaws; State Takeover Statutes.................................... 26
    3.29   Rights Agreement................................................... 26
    3.30   Accuracy of Information Furnished.................................. 27

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

    4.1    Organization, Standing and Power .................................. 27
    4.2    Authority; No Violation............................................ 27
    4.3    Regulatory Approvals............................................... 28
    4.4    Litigation......................................................... 28
    4.5    Adequate Funds .................................................... 28
    4.6    Proxy Statement.................................................... 28
    4.7    Accuracy of Information Furnished ................................. 28
    4.8    Share Ownership.................................................... 28

ARTICLE V
ADDITIONAL COVENANTS AND AGREEMENTS

    5.1    Conduct of Business by the Company................................. 28
    5.2    Filings and Approvals.............................................. 31
    5.3    Securities Reports................................................. 32
    5.4    Acquisition Transaction............................................ 32
    5.5    Notification of Certain Matters.................................... 33
    5.6    Access to Information; Confidentiality............................. 33
    5.7    Shareholder Approval............................................... 35
    5.8    Employee Benefits.................................................. 36
    5.9    Company Incentive Plans............................................ 37
    5.10   Indemnification.................................................... 37
    5.11   Bank Director Matters.............................................. 38
    5.12   Rights Agreement................................................... 38
    5.13   Further Assurances; Form of Transaction............................ 38
    5.14   WARN Act........................................................... 38
    5.15   Action by MergerSub................................................ 39
    5.16   Dividend During Closing Quarter.................................... 39


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

ARTICLE VI
CONDITIONS
    6.1   Conditions to Obligations of Each Party........................... 39
    6.2   Additional Conditions to Obligations of Company................... 39
    6.3   Additional Conditions to Obligations of Purchaser and MergerSub... 40

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

    7.1   Termination....................................................... 41
    7.2   Effect of Termination............................................. 42

ARTICLE VIII
GENERAL PROVISIONS

    8.1   Publicity......................................................... 44
    8.2   Expenses.......................................................... 44
    8.3   Survival.......................................................... 44
    8.4   Notices........................................................... 44
    8.5   Amendment......................................................... 46
    8.6   Waiver............................................................ 46
    8.7   Interpretation.................................................... 46
    8.8   Severability...................................................... 46
    8.9   Miscellaneous..................................................... 46
    8.10  Counterparts...................................................... 46


                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER ("Agreement") is entered into on November 21, 1996, by and among ABN AMRO NORTH AMERICA, INC., a Delaware corporation ("Purchaser"), HEITRITZ CORP., a Delaware corporation and wholly-owned subsidiary of Purchaser ("MergerSub"), and STANDARD FEDERAL BANCORPORATION, INC., a Michigan corporation (the "Company").

     Purchaser and the Company desire to have MergerSub merge with and into the Company (the "Merger"), as the result of which the Company will be the surviving corporate entity, with the Merger to be upon the terms and subject to the conditions set forth herein.

     As an inducement to the willingness of Purchaser to enter into this Agreement, the Company will, immediately after the execution and delivery of this Agreement by the parties hereto, enter into an Option Agreement in an amount up to 19.9% of the outstanding shares of Company Common Stock upon the terms and conditions set forth therein.

     The Boards of Directors of Purchaser, MergerSub and the Company have each duly approved this Agreement.

     In consideration of the premises and the mutual covenants, representations, warranties and agreements contained herein, Purchaser and the Company agree as follows:

                                  ARTICLE I

                  MERGER; CLOSING; EFFECTIVE TIME; DEFINITIONS

     1.1 The Merger.

         (a) Subject to the terms and conditions of this Agreement, including the receipt of all requisite regulatory and shareholder approvals, the Company and MergerSub shall consummate the Merger, pursuant to which (i) MergerSub shall be merged with and into the Company and the separate corporate existence of MergerSub shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall become a wholly-owned subsidiary of Purchaser, (iii) the Company shall continue to be governed by the laws of the State of Michigan with all its rights, privileges, powers and franchises unaffected by the Merger, and (iv) the Surviving Corporation shall possess all assets and property of every description, and every interest in the assets and property, contingent or otherwise, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of each of the Company and MergerSub, including, without limitation, any possible recoveries due to the Bank under existing goodwill litigation, and all obligations belonging or due to each of the Company or MergerSub, all of which shall vest in the Surviving Corporation without further act or deed.

         (b) The Company will cooperate in the preparation by Purchaser and MergerSub of such applications to the Applicable Governmental Authorities and any other regulatory authorities as may be necessary in connection with all governmental approvals requisite to the consummation of the transactions contemplated hereby. Purchaser and the Company will each cooperate in the preparation of such applications, statements or materials as may be required to be furnished to the shareholders of the Company or filed or submitted to appropriate governmental agencies in connection with the Merger and with solicitation of the approval by shareholders of the Company in respect thereof.

     1.2 Closing; Effective Time. The Closing of the Merger shall take place on a date which (i) shall be no later than the first business day of the calendar month following twenty (20) calendar days after the last of the conditions set forth in Sections 6.1(a), 6.1(b) and 6.2(e) has been fulfilled or waived, or (ii) is mutually agreed upon by the parties at the offices of Vedder, Price, Kaufman & Kammholz, 222 North LaSalle Street, Suite 2600, Chicago, Illinois, at a time to be mutually agreed upon by the parties. The Merger shall become effective upon the filing, on the day of Closing or as soon thereafter as is practicable, of a certificate of merger as provided in the DGCL and MBCA, or at such time thereafter as Purchaser and the Company may agree upon in writing to provide in such certificate of merger.

     1.3 Articles of Incorporation; Bylaws. At the Effective Time, the Charter and the Bylaws of MergerSub, as in effect immediately prior to the Effective Time, shall become the Articles of Incorporation and Bylaws, respectively, of the Surviving Corporation.

     1.4 Directors and Officers. The directors and officers of MergerSub at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed in accordance with the Bylaws of the Surviving Corporation.

     1.5 Definitions. In addition to capitalized terms otherwise defined herein, as used in this Agreement the following capitalized terms shall have the meanings provided in this Section 1.5:

     "Acquisition Transaction" means (i) a bona fide tender or exchange offer for at least 10% of the then outstanding shares of any class of capital stock of the Company by any Person other than Purchaser or an Affiliate of Purchaser,
(ii) a merger, consolidation or other business combination with the Company or the Bank involving any Person other than Purchaser or an Affiliate of Purchaser, (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (whether in one transaction or a series of related transactions) involving a substantial part of the Company's consolidated assets, including stock of any of the Company's subsidiaries, to any Person other than Purchaser or an Affiliate of Purchaser, (iv) the acquisition by any Person (other than Purchaser or an Affiliate of Purchaser or any of the Company's subsidiaries in a fiduciary capacity for third parties) of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act, but including any shares that may be acquired pursuant to the exercise of any right, option, warrant or other agreement regardless of when such exercise may occur) of 10% or more of the then outstanding shares of any class of capital stock of the Company, including shares of capital stock currently owned by such Person, (v) any reclassification of securities or recapitalization of the Company or other similar transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class of equity security, including securities convertible into equity securities, of the Company which is owned by any Person other than Purchaser or an Affiliate of Purchaser, (vi) a public proxy or consent solicitation made to shareholders of the Company seeking proxies or consents in opposition to any proposal relating to any of the transactions contemplated by this Agreement that has been recommended by the Board of Directors of the Company, (vii) the filing of an application or notice with the Applicable Governmental Authorities or any other federal or state regulatory authority seeking approval to engage in one or more of the transactions described in clauses (i) through (vi) above, or (viii) the making of a bona fide proposal to the Company or its shareholders by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions described in clauses
(i) through (vi) above;

     "Affiliate" of, or a person "Affiliated" with, a specific person is a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified;

     "Applicable Governmental Authorities" means the Federal Reserve, OTS, FDIC, CFIUS, U.S. Department of Justice, DCB, Michigan Banking Commissioner, and any other federal or state governmental authority having jurisdiction over the Merger and/or the transactions contemplated herein;

     "Bank" means Standard Federal Bank, a federally-chartered stock savings bank that is wholly-owned by the Company, with its principal office at 2600 West Big Beaver Road, Troy, Michigan, 48084;

     "Bank Common Stock" shall have the meaning given such term in Section 3.1(a) hereof;

     "Benefits Letter" means the letter agreement of even date herewith between Purchaser and the Company which is referred to in Section 5.8 hereof;

     "Cancellation Agreements" shall have the meaning given such term in
Section 5.9 hereof;

     "CFIUS" means the Committee on Foreign Investment in the United States;

     "Closing" means the performance by the parties of all of the conditions set forth in Article VI, which shall take place as provided in Section 1.2 hereof;

     "Code" means the Internal Revenue Code of 1986, as amended;

     "Company Benefit Plans" means the plans, programs, arrangements and agreements described in Section 3.19(a) hereof;

     "Company Certificate" means a stock certificate evidencing ownership of shares of Company Common Stock;

     "Company Common Stock" means the common stock, no par value, of the Company;

     "Company Disclosure Schedule" shall have the meaning given such term in
Section 3.3 hereof;

     "Company Financial Statements" means the audited consolidated financial statements of the Company contained, or incorporated by reference, in the Company's Annual Report on Form 10-K for the year most recently ended, as filed with the SEC, and as updated by the unaudited consolidated financial statements of the Company included as a part of the Company's Quarterly Reports on Form 10-Q filed with the SEC subsequent thereto;

     "Company Incentive Plans" means the Standard Federal Bancorporation, Inc. First Amended Employee Stock Option and Appreciation Rights Plan and Standard Federal Bancorporation, Inc. 1995 Stock Option and Shareholder Value Plan;

     "Company Pension Plans" shall have the meaning given to such term in
Section 3.19(a) hereof;

     "Company Permits" shall have the meaning given such term in Section 3.12;

     "Company Qualified Plans" shall have the meaning given to such term in
Section 3.19(b) hereof;

     "Company Regulatory Reports" shall have the meaning given to such term in
Section 3.21 hereof;

     "Company Report" shall have the meaning given to such term in Section 5.6(b) hereof;

     "Company Subsidiary" shall mean each of the Bank and any of the Non-Bank Subsidiaries individually or collectively, the "Company Subsidiaries";

     "Confidentiality Agreement" means that agreement dated August 13, 1996 between Purchaser and Merrill Lynch & Co., as agent for the Company;

     "DCB" means the Dutch Central Bank;

     "DGCL" means the Delaware General Corporation Law, as amended;

     "Disclosure Schedule Updates" shall have the meaning given such term in
Section 5.5(b) thereof;

     "Effective Time" means the time at which the certificate of merger relating to the Merger to be filed pursuant to Section 1.2 hereof shall become effective in accordance with the DGCL and MBCA;

     "Environmental Laws" means any law, regulation, rules, ordinance or similar requirement which governs or protects the environment, enacted by the United States, any state, or any county, city or agency or subdivision of the United States or any state;

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

     "Exchange Agent" means LaSalle National Bank, as agent for the purpose of effectuating the exchange of Company Certificates for the Merger Consideration in accordance with Article II hereof;

     "FDIC" means the Federal Deposit Insurance Corporation;

     "FHLBI" means the Federal Home Loan Bank of Indianapolis;

     "FHLBC" means the Federal Home Loan Bank of Chicago;

     "Federal Reserve" means the Board of Governors of the Federal Reserve
System;

     "GAAP" means generally accepted accounting principles consistently applied;

     "Hazardous Materials" means any material or substance: (1) which is a "hazardous substance," "pollutant," or "contaminant" pursuant to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA")(42 U.S.C. 9601 et seq.), as amended, and the regulations promulgated thereunder; (2) containing gasoline, oil, diesel fuel or other petroleum products; (3) which is "hazardous waste" pursuant to the Federal Resource Conservation and Recovery Act ("RCRA")(42 U.S.C. 6901 et seq.), as amended, and the regulations promulgated thereunder; (4) containing asbestos; (5) which is radioactive; (6) the presence of which requires investigation or remediation under any Environmental Law; or (7) which is defined or identified as a "hazardous waste," "hazardous substance," "pollutant," "contaminant," or "biologically hazardous material" under any Environmental Law;

     "HOLA" means the federal Home Owners' Loan Act, as amended;

     "Immediate Family" means a person's spouse, parents, in-laws, children and siblings;

     "IRS" means the Internal Revenue Service;

     "Knowledge" or "to the knowledge of" means to the knowledge of Thomas R. Ricketts, Garry C. Carley, Ronald J. Palmer, Joseph E. Krul, Michael R. Maher and Margaret Makela;

     "MBCA" means the Michigan Business Corporation Act, as amended;

     "Material Adverse Effect" means, with respect to an entity, any condition, event, change or occurrence that has or may reasonably be expected to have a material adverse change on the business, operations, prospects, results of operations or financial condition of such entity on a consolidated basis but shall not include (i) an adverse change with respect to, or effect on such entity resulting from any change in law, rule or regulation generally applicable to financial institutions, GAAP or regulatory accounting principles, as such would apply to the financial statements of such entity; or (ii) an adverse change with respect to, or effect on, such entity resulting from the fee paid to Merrill Lynch & Co. as contemplated by Section 3.27 and the reasonable expenses incurred in connection with this Agreement or the transactions contemplated hereby;

     "Merger" means the merger of MergerSub with and into the Company pursuant to Section 1.1(a) hereof;

     "Merger Consideration" means the right to receive $59.00 in cash per share of Company Common Stock, into which shares of Company Common Stock shall be converted in the Merger pursuant to Section 2.1 hereof;

     "Mortgaged Premises" shall mean each (1) real property interest (including without limitation any fee or leasehold interest) which is encumbered or affected by any mortgage, deed of trust, deed to secure debt or other similar document or instrument granting to the Bank a lien on or security interest in such real property interest and (2) any other real property interest upon which is situated assets or other property affected or encumbered by any document or instrument granting to the Bank a lien thereon or security interest therein;

     "Non-Bank Subsidiary" means each corporation of which the Company or the Bank owns, directly or indirectly, at least fifty percent (50%) of the issued and outstanding voting stock, including without limitation, each of Standard Financial Corporation, Kercheval Development Company, Standard Brokerage Services, Inc., Eureka Service Corporation, Standard Service Corporation, Standard Insurance Agency, Inc., a Michigan corporation, Tower Service Corporation, Bankers Home Loan Insurance Agency, Inc., Central Mortgage Corporation, Central Venture Corporation, Mackinac Agency, Inc., Mackinac Realty, Inc., Standard Insurance Agency, Inc., an Indiana corporation, Fidelity Corporation, Standard-Curti Insurance Agency, Inc. and Bell Savings Service Corporation;

     "Option Agreement" means that certain Option Agreement of even date herewith pursuant to which the Company has granted Purchaser the right to purchase from the Company shares of Company Common Stock, subject to certain conditions precedent, and has granted to Purchaser certain other rights;

     "OTS" means the Office of Thrift Supervision;

     "PBGC" means the Pension Benefit Guaranty Corporation;

     "Person" means any individual, corporation, association, partnership, joint venture, other entity, government or governmental department or agency;

     "Properties" means (1) the real estate owned or leased by the Company and its subsidiaries and used as a banking or mortgage-related facility; (2) other real estate owned ("REO") by the Bank or any Non-Bank Subsidiary as defined by any federal or state financial institution regulatory agency with regulatory authority for the Bank; (3) real estate that is in the process of pending foreclosure or forfeiture proceedings conducted by the Bank or any Non-Bank Subsidiary; (4) real estate that is held in trust for others by the Bank; (5) real estate owned or leased by the Company, the Bank or any Non-Bank Subsidiary or owned or leased by a partnership or joint venture in which the Company, the Bank or any Non-Bank Subsidiary has an ownership interest; and (6) the Mortgaged Premises;

     "Proxy Statement" means the proxy statement to be used by the Company in connection with the solicitation by its Board of Directors of proxies for use at the meeting of its shareholders to be convened for the purpose of voting on the Merger, pursuant to Section 5.7 hereof;

     "Regulatory Approvals" means the approval of the Merger and transactions contemplated herein of the Applicable Governmental Authorities;

     "Rights Agreement" means that Rights Agreement by and between the Company and Registrar and Transfer Company dated February 16, 1995;

     "SAIF" means the Savings Association Insurance Fund administered by the FDIC;

     "SEC" means the Securities and Exchange Commission;

     "SVU" shall have the meaning given such term in Section 5.9 hereof;

     "Surviving Corporation" shall have the meaning given such term in Section 1.1(a) hereof;

     "1933 Act" means the Securities Act of 1933, as amended;

     "1934 Act" means the Securities Exchange Act of 1934, as amended; and

     "Voting Debt" shall have the meaning given such term in Section 3.2(a) hereof.

                                  ARTICLE II

                       CONVERSION OF SHARES IN THE MERGER

     2.1 Terms of Merger.  Upon the Merger becoming effective:

         (a) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger, other than Company Common Stock owned by Purchaser or any Affiliate of Purchaser, shall, ipso facto and without any action on the part of the holder thereof, become and be converted into the right to receive the Merger Consideration.
The certificates representing outstanding Company Common Stock shall, after the Effective Time of the Merger, represent only the right to receive the Merger Consideration from Purchaser. Each holder of Company Common Stock, upon surrender to the Exchange Agent, in proper form for cancellation, of the stock certificate or certificates representing such Company Common Stock, shall be entitled to receive a check from the Exchange Agent in an appropriate amount of Merger Consideration for such shares. Until so presented and surrendered in exchange for the Merger Consideration, each certificate which represented issued and outstanding Company Common Stock shall be deemed for all purposes to evidence ownership of the Merger Consideration. After the Effective Time, there shall be no transfer on the stock transfer books of the Company of Company Common Stock. No interest shall accrue or be payable with respect to the Merger Consideration.

         (b) Each share of Company Common Stock issued and owned of record by Purchaser or any Affiliate of Purchaser on the Effective Time of the Merger shall be cancelled and retired, and no securities shall be issuable and no cash paid with respect thereto.

         (c) Each share of common stock of MergerSub issued and outstanding on the Effective Time of the Merger shall, ipso facto and without any action on the part of the holder thereof, continue as one share of the common stock of the Surviving Corporation and all of such shares of common stock of the Surviving Corporation shall be owned by Purchaser. Outstanding certificates representing shares of common stock of MergerSub shall be deemed to represent an identical number of shares of common stock of the Surviving Corporation.

         (d) Each option granted under the Company Incentive Plans issued and outstanding immediately prior to the Effective Time shall ipso facto and without any action on the part of holders thereof, become and be converted into the right to receive the difference between the Merger Consideration and the applicable option exercise price.

     2.2 Payment for Shares.  At and from time to time after the Effective
Time, Purchaser shall make available or cause to be made available to the Exchange Agent amounts sufficient in the aggregate to provide all funds necessary for the Exchange Agent to make payments of the Merger Consideration hereof to holders of the Company Common Stock issued and outstanding immediately prior to the Effective Time. As soon as practicable after the Effective Time, Purchaser shall cause to be mailed to each person (or otherwise to be delivered to each person, at such person's expense, who requests delivery) who was, at the Effective Time, a holder of record of issued and outstanding Company Common Stock, a letter of transmittal and instructions for use in effecting the surrender of the Company Certificate(s) which, immediately prior to the Effective Time, represented such shares. Upon surrender to the Exchange Agent of such certificates (or such documentation as is acceptable to and required by the Exchange Agent with respect to lost certificates), together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Exchange Agent shall promptly cause to be paid to the Persons entitled thereto a check in the amount to which such Persons are entitled, after giving effect to any required tax withholdings. If payment is to be made to a Person other than the registered holder of the Company Certificate(s) surrendered, it shall be a condition of such payment that the Company Certificate(s) so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Company Certificate(s) surrendered or established to the satisfaction of Purchaser or the Exchange Agent that such tax has been paid or is not applicable. One Hundred Eighty (180) days following the Effective Time, Purchaser shall be entitled to cause the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Exchange Agent which have not been disbursed to holders of certificates formerly representing Company Common Stock outstanding at the Effective Time, and thereafter such holders shall be entitled to look to Purchaser only as general creditors thereof with respect to the cash payable upon due surrender of their Company Certificates. Notwithstanding anything in this Section 2 or elsewhere in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of Company Common Stock for any cash delivered to a public official pursuant to applicable escheat or abandoned property laws. The Exchange Agent shall also deliver to Purchaser a certified list of the names and addresses of all former registered holders of Company Common Stock who have not then surrendered their Company Certificates to receive the Merger Consideration to which they are entitled. Except as otherwise provided herein or in the Letter of Transmittal, Purchaser shall pay all charges and expenses, including those of the Exchange Agent, in connection with the payment of the Merger Consideration in exchange for Company Common Stock.

                                 ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Purchaser that each of the following statements is true and correct on the date hereof:

        3.1 Organization, Standing and Power.

        (a) The Company is duly organized and existing as a corporation under the laws of the State of Michigan and is registered with the OTS as a savings and loan holding company. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Neither the scope of the business of the Company nor the location of any of its properties requires that it be licensed to do business in any jurisdiction other than the State of Michigan and where the failure to be so licensed or qualified will not have a Material Adverse Effect on the Company. True and correct copies of the Company's Articles of Incorporation and Bylaws, both as amended to the date hereof, have been delivered to Purchaser prior to the date hereof.

            (b) The Bank is duly organized and existing as a federally-chartered stock savings bank under HOLA and is authorized by the OTS to conduct a savings bank business. The Bank is a member of the FHLBI, and its deposits are insured by the SAIF in the manner and to the extent provided by law. The Bank has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. True and correct copies of the Bank's Charter and Bylaws, both as amended to the date hereof, have been delivered to Purchaser prior to the date hereof.

            (c) Each Non-Bank Subsidiary is duly organized and existing as a corporation under the laws of the state of its incorporation and is duly qualified or licensed as a foreign corporation in each other state or jurisdiction in which the ownership of property or the conduct of business requires such licensing or qualification, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company. Each Non-Bank Subsidiary has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. True and correct copies of the Certificate of Incorporation or Articles of Incorporation, as the case may be, and Bylaws of each Non-Bank Subsidiary have been delivered to Purchaser prior to the execution of this Agreement.

        3.2 Capitalization.

            (a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock, no par value, of which 31,205,498 shares were issued and outstanding as of October 31, 1996; and (ii) 50,000,000 shares of preferred stock, of which 350,000 shares are designated Series A Preferred, no par value, none of which are outstanding. All of the outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable. Except for the option granted to Purchaser pursuant to the Option Agreement and except for stock options covering 1,377,175 shares of Common Stock granted pursuant to the Company Incentive Plans and outstanding on October 31, 1996 and the Company's obligations under the Rights Agreement, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Company Common Stock nor any securities convertible into such stock; and the Company is not obligated to issue any additional shares of Company Common Stock or any additional options, warrants or other rights in or with respect to the unissued shares of Company Common Stock or any other securities convertible into Company Common Stock. The Company does not have outstanding any indebtedness which entitles the holder or holders thereof to exercise voting rights in connection with the election of its directors ("Voting Debt"), nor does the Company have outstanding any options, warrants, calls, rights, commitments or agreements of any kind obligating the Company or any of its subsidiaries to issue or sell any Voting Debt. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of its capital stock.

            (b) The authorized capital stock of the Bank consists of (i) 50,000,000 shares of common stock, par value $1.00 per share ("Bank
Common Stock"), 10,000,000 of which are issued and outstanding; and (ii) 10,000,000 shares of serial preferred stock of which 350,000 shares are designated Series A Preferred, par value $1.00 per share, none of which are outstanding. All of the outstanding shares of the Bank Common Stock are validly issued, fully paid and nonassessable and are owned by the Company, free and clear of all liens and encumbrances. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of the Bank common stock nor any securities convertible into such stock and the Bank is not obligated to issue any additional shares of its common stock or any additional options, warrants or other rights in or with respect to the unissued shares of the Bank Common Stock or any other securities convertible into such common stock.

            (c) All of the outstanding shares of common stock of each Non-Bank Subsidiary are validly issued, fully paid and nonassessable and are owned by the Company or the Bank, free and clear of all liens and encumbrances. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of each Non-Bank Subsidiary's common stock nor any securities convertible into such stock and no Non-Bank Subsidiary is obligated to issue any additional shares of its common stock or any additional options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such common stock.

        3.3 Subsidiaries. Except for the Bank and the Non-Bank Subsidiaries, and except as set forth on Schedule 3.3 to the Company's disclosure schedule attached hereto and made a part hereof (together with all the other schedules, the "Company Disclosure Schedule"), neither the Company nor the Bank owns or holds, directly or indirectly, any equity interest in any Person that is not readily marketable on a nationally recognized exchange or securities market.

        3.4 Company Financial Statements; Absence of Liabilities.

            (a) There have been delivered by the Company to Purchaser copies of the Company Financial Statements. The Company Financial Statements:
(i) fairly present the consolidated financial condition of the Company and its subsidiaries as of the respective dates indicated and its consolidated results of operations and the consolidated changes in its shareholders' equity and cash flows for the respective periods indicated, except for the unaudited consolidated financial statements of the Company and its subsidiaries, which are subject to normal year-end adjustments; (ii) have been prepared in accordance with GAAP; (iii) are based on the books and records of the Company and its subsidiaries; and (iv) contain and reflect reserves for all material accrued liabilities as of the date thereof and for all reasonably anticipated losses as of the date thereof, including, (but not limited to) adequate reserves for reasonably anticipated loan and other losses.

         (b) The Company has no liabilities or obligations, either accrued or contingent, which are material to it and which have not been reflected or disclosed in the Company Financial Statements other than liabilities and obligations incurred subsequent to December 31, 1995 in the ordinary course of business or as set forth on any Schedule hereto. The Company does not know of any basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that might result in or cause a material adverse change in the financial condition of the Company which is not fairly reflected in the Company Financial Statements or in the Company Regulatory Reports (including the accompanying financial statements thereto) filed with the SEC subsequent to the filing of the Company's most recent Annual Report on Form 10-K.

     3.5 Authority of the Company; No Violation.

         (a) The Company has all requisite corporate power and authority to enter into this Agreement, and, subject to approval by the requisite majority of its shareholders, to consummate the Merger and the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company (other than as described in the immediately preceding sentence), and this Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, and other similar laws affecting creditors' rights generally, and (ii) general principles of equity regardless of whether asserted in a proceeding in equity or at law. All of the conditions specified in the Company's Articles and Bylaws and the MBCA have been met, and approval of this Agreement and the Merger by the shareholders of the Company requires only the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote at the meeting of shareholders to be held pursuant to Section 5.7 hereof.

         (b) Except as set forth on Schedule 3.5 to the Company Disclosure Schedule, neither the execution and delivery by the Company of this Agreement, the consummation of the transactions contemplated herein, nor compliance by the Company with any of the provisions hereof, will: (i) conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws; (ii) constitute a breach of or result in a default, or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities, including without limitation, under the Rights Agreement (other than the options currently outstanding under the Company Incentive Plans), or assets, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, lease agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party, by which the Company or any Company Subsidiary or any of their respective properties or assets is bound, if in any such circumstances such event could have a Material Adverse Effect on the Company or materially impair the Company's ability to perform its obligations hereunder; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Company Subsidiary or any of their respective properties or assets, the result of which could have a Material Adverse Effect on the Company or materially impair the Company's ability to perform its obligations hereunder. Except as set forth on Schedule
3.5 to the Company Disclosure Schedule, no consent of, approval of, notice to or filing with any governmental authority having jurisdiction over any aspect of the business or assets of the Company, and no consent of, approval of or notice to or filing with any other Person is required in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except (A) the approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company, and (B) such approvals of the Applicable Governmental Authorities and any other governmental authorities having jurisdiction that are required by law or regulation to consummate the transactions contemplated by this Agreement.

     3.6 Insurance. The Company and each Company Subsidiary have in full force and effect policies of insurance (including, without limitation, a blanket bond, fire, third-party liability, use and occupancy), with respect to their assets and business, against such casualties and contingencies and in such amounts, types and forms as are appropriate for their business, operations, properties and assets and usual and customary in the industry of which they are a part.

     3.7 Books and Records. The minute books of the Company and the Bank contain true and accurate records of all meetings and actions taken by their Boards of Directors, any committee thereof and their shareholders, and the books and records of the Company and the Bank truly and accurately reflect their respective businesses and affairs.

     3.8 Title to Assets. The Company and each Company Subsidiary have good and marketable title to all properties and assets, other than real property, owned or stated to be owned by them, free and clear of all mortgages, liens, encumbrances, pledges or charges of any kind or nature except for: (a) encumbrances reflected in the Company Financial Statements or described in the notes thereto; (b) liens for current taxes not yet due; (c) liens incurred in the ordinary course of business; or (d) encumbrances, if any, which are not substantial in character, amount or extent or which do not materially detract from the value, or interfere with present use of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of the Company or the Company Subsidiaries.

     3.9 Real Properties. Schedule 3.9 to the Company Disclosure Schedule contains a list of real properties owned or leased by the Company or any Company Subsidiary and contains, among other things, an accurate summary of all material commitments which the Company or any Company Subsidiary have to improve real estate owned by them. True, correct and complete copies of all leases in which the Company or any Company Subsidiary is either a lessor or a lessee and which are listed or referred to in Schedule 3.9 have been delivered to Purchaser prior to the date hereof. The Company and each Company Subsidiary have good and marketable title to all the real properties, and valid leasehold interests in the leaseholds, described in Schedule 3.9 to the Company Disclosure Schedule, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for: (a) rights of lessors, co-lessees or sublessees in such matters which are reflected in the lease; (b) current taxes not yet due and payable; (c) such imperfections of title and encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property; and (d) except as described in Schedule
3.9 to the Company Disclosure Schedule.

     3.10 Litigation. Except as set forth on Schedule 3.10 to the Company Disclosure Schedule, there is no private or governmental suit, claim, action or proceeding (arbitral or otherwise) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary which, if adversely determined, may, in the reasonable belief of the Company, involve a payment by the Company or any Company Subsidiary of more than $250,000 in excess of available insurance coverage, or which involve a demand for equitable relief, or against any of their respective directors or officers relating to the performance of their duties in such capacities that may have a Material Adverse Effect on the Company or on the transactions contemplated hereby. Except as set forth on Schedule 3.10 to the Company Disclosure Schedule, there are no material judgments, decrees, stipulations or orders against the Company or any Company Subsidiary enjoining them or any of their directors or officers in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area. The Company has delivered to Purchaser summary reports of its attorneys, dated on or after January 1, 1996, on all pending litigation to which the Company, any Company Subsidiary or any of their directors or officers is a party and which names the Company, any Company Subsidiary or any of their directors or officers as a defendant or cross-defendant and prays for damages or such other remedy or remedies that, if sustained, could have a Material Adverse Effect on the Company or which could impair the ability of the Company to perform its obligations hereunder.

     3.11 Taxes. (a) The Company and each Company Subsidiary has filed all federal and all material state and local tax returns required to be filed by it (all such returns being accurate and complete in all material respects) including, but not limited to, returns relating to income tax, franchise tax, Michigan Single Business Tax, real and personal property tax, sales and use tax, premium tax, excise tax and other tax returns of every character required to be filed by it and has paid all taxes, together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established and reflected on the books and records of the Company and the Company Subsidiaries. Without limiting the foregoing, the Company and each Company Subsidiary has filed all required payroll tax returns, has fulfilled all tax withholding obligations and has paid over to the appropriate governmental authorities the proper amounts with respect to the foregoing to the extent such amounts are due. The tax and audit positions taken by the Company and each Company Subsidiary in connection with the tax returns described in the preceding sentences were reasonable and asserted in good faith. Adequate provision has been made in the books and records of the Company and each Company Subsidiary and, to the extent required by GAAP, reflected in the Company Financial Statements, for all tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state, local and other taxes of any kind or nature for the periods covered by the Company Financial Statements and for all prior periods. The IRS has examined, or the statute of limitations has expired with respect to, the federal tax returns of the Company and each Company Subsidiary (to the extent not filed as part of a consolidated return of the Company) for all taxable years ending prior to and including December 31, 1989. Schedule 3.11 to the Company Disclosure Schedule sets forth (a) the date or dates through which any federal, foreign, state, local or other taxing authority has examined any other tax returns of the Company; (b) a complete list of each year for which any federal, state or local tax authority has obtained or has requested an extension of the statute of limitations from the Company and lists each tax case of the Company currently pending in audit, at the administrative appeals level or in litigation; and (c) the date and issuing authority of each statutory notice of deficiency, notice of proposed assessment and revenue agent's report issued to the Company within the last 12 months. Schedule 3.11 to the Company Disclosure Schedule also identifies any examination by taxing authorities of the federal, state or local tax returns of the Company or its subsidiaries which have taken place since January 1, 1993, and which have not been closed and completed without unresolved matters. To the knowledge of the Company, neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth in Schedule 3.11 to the Company Disclosure Schedule. All taxes which the Company or any Company Subsidiary has been required to collect or withhold (other than backup withholdings pursuant to Section 3406 of the Code) have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority. With respect to backup withholdings, the Company and each Company Subsidiary have exercised the degree of care required under Section 6724 of the Code to avoid the imposition of any penalties for failure to obtain certified and correct taxpayer identification numbers from payees or for failure to make backup withholdings.

        (b) Set forth on Schedule 3.11 to the Company Disclosure Schedule is a complete list of all material tax elections made by the Company or any Company Subsidiary on any income tax return filed during the past five years which have the effect of deferring the realization of an item of income to a period after the period for which such item of income was reported on the financial statements of the Company or any Company Subsidiary, or accelerating an item of deduction to a period prior to the period for which the corresponding item of loss or expense was reported on the financial statements. Neither the Company nor any Company Subsidiary is a party to, has any liability under or is bound by, any tax indemnity, tax sharing or tax allocation agreement other than as described in Schedule 3.11 to the Company Disclosure Schedule. There are no liens for taxes (other than for current taxes not yet due and payable) upon the assets of the Company or any Company Subsidiary. The Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code ("Affiliated Group"), other than as a common parent corporation, and, except for those Non-Bank Subsidiaries, that have been acquired by the Company, no Company Subsidiary has ever been a member of an Affiliated Group except where the Company was the common parent of the Affiliated Group. To the knowledge of the Company, neither the Company nor any Company Subsidiary has any liability for the taxes of any person, corporation, association, partnership, limited liability company, or other entity (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract or otherwise.

          (c) Neither the Company nor any Company Subsidiary has agreed to, or to the best knowledge of the Company is required to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise. Neither the Company nor any Company Subsidiary is a "United States Real Property Holding Corporation" as defined in Section 897 of the Code. Neither the Company nor any Company Subsidiary has filed a consent under Section 341(f) of the Code.

     3.12 Compliance with Applicable Laws; Company Permits. The Company and each Company Subsidiary holds all permits, licenses, variances, exemptions, orders and approvals of all governmental entities which are necessary for the operation of the businesses of the Company and each Company Subsidiary (the "Company Permits"), except for Company Permits the failure of which to hold would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All of the material Company Permits are listed on Schedule 3.12 to the Company Disclosure Schedule. The Bank is an approved seller-servicer for the Federal Home Loan Mortgage Corporation ("FHLMC"), the Government National Mortgage Association ("GNMA") and the Federal National Mortgage Association ("FNMA") and as such holds all necessary permits, authorizations or approvals of FHLMC and FNMA necessary to carry on a mortgage banking business with such governmental agencies. The Bank is qualified to originate loans insured by the Federal Housing Administration, the Department of Housing and Urban Development and the Veteran's Administration. The Company and the Company Subsidiaries are in compliance in all material respects with the terms of the Company Permits and all applicable laws and regulations, except for possible violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. No investigation by any governmental entity with respect to the Company or any of the Company Subsidiaries is pending or, to the knowledge of the Company, threatened, other than, in each case, those the outcome of which will not have a Material Adverse Effect on the Company.

     3.13 Performance of Obligations. The Company and the Bank have performed in all respects all material obligations required to be performed by them to date and are not in default under or in breach of any term or provision of any covenant, contract, lease, loan servicing agreement or arrangement, indenture or any other covenant to which they are a party, are subject or are otherwise bound, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have a Material Adverse Effect on Company. Except for loans and leases made by the Company or the Bank in the ordinary course of business, to the knowledge of the Company, no party with whom the Company or the Bank has an agreement which is of material importance to the business of the Company or the Bank is in default thereunder.

     3.14 Employees. There are no controversies pending or threatened between, or related to, the Company, the Bank or any Non-Bank Subsidiary and any of their employees which could have consequences that may reasonably be expected to have a Material Adverse Effect on the Company or impair the ability of the Company to perform its obligations hereunder. Except as disclosed in the Company Financial Statements, all material sums due for employee compensation and benefits have been duly and adequately paid or accrued on its books in accordance with GAAP. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

     3.15 Material Contracts. (a) Except as disclosed in the Company Regulatory Reports or described on Schedule 3.15 to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any agreement or understanding described below:

                        (i) any agreement, arrangement or commitment not made in the ordinary course of business consistent with past practices that is material to the Company on a consolidated basis, or any contract, agreement or understanding relating to the sale or disposition by the Company or any
Company Subsidiary or any significant assets or businesses of the       Company
or any Company Subsidiary;

                        (ii) any material agreement, indenture, credit agreement or other instrument relating to the borrowing of money by the Company or any Company Subsidiary (other than certificates of deposit and customary deposit instruments) or the guarantee by the Company or any such Company Subsidiary of any such obligation;

                        (iii) any contract containing covenants which limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or which involve any restriction in the geographical area in which, or method by which, the Company and the Company Subsidiaries may carry on their respective businesses (other than as may be required by law or applicable regulatory authority);

                        (iv) any other contract or agreement that would be required to be disclosed as an exhibit to the Company's Annual Report on Form 10-K and which has not been so disclosed;

                        (v) any agreement or understanding which obligates the Company or any Company Subsidiary for a period in excess of one year, which has a value in excess of $500,000, to purchase, sell or provide services, materials, supplies, merchandise, facilities or equipment and which is not terminable without penalty on not more than thirty (30) days notice;

                        (vi) any agreement or understanding of any kind, except for deposit relationships or loans made prior to January 1, 1996, with any current director or executive officer of the Company, the Bank or any Non-Bank Subsidiary or with any Affiliate thereof or any member of the Immediate Family of any such director or executive officer; or

                        (vii) any material agreement or understanding which would be terminable by any other party other than the Company, the Bank or any Non-Bank Subsidiary as a result of the consummation of the transactions contemplated by this Agreement.

          (b) True and correct copies of all documents identified in Schedule
3.15 to the Company Disclosure Schedule have been delivered to Purchaser prior to the date hereof.

          3.16 Absence of Certain Changes. Except as set forth in Schedule 3.16 to the Company Disclosure Schedule or the Company Regulatory Reports, since December 31, 1995, the business of the Company and the Bank (inclusive of the activities and operations of the Non-Bank Subsidiaries) has been conducted diligently and only in the ordinary course, in the same manner as theretofore conducted, and there has not been:

          (a) any change in the financial condition, results of operations, prospects or business of the Company and the Bank, taken as a whole, which has had a Material Adverse Effect on the Company;

          (b) any damage, destruction or loss (whether or not covered by insurance) individually or in the aggregate which has had a Material Adverse Effect on the Company;

          (c) any material contract, agreement, license or understanding which the Company or any Company Subsidiary has entered into or to which the Company or any Company Subsidiary is a party which has been terminated or amended other than in the ordinary course of business, which termination or amendment would have a Material Adverse Effect on the Company;

           (d) except for supplies or equipment purchased in the ordinary course of business, any capital expenditure exceeding individually or in the aggregate $500,000;

          (e) any labor trouble, dispute or problem of any character involving employees having a Material Adverse Effect on the Company;

          (f) any change in accounting methods or practices by the Company or any Company Subsidiary, except as required by the rules of the American Institute of Certified Public Accountants ("AICPA"), the Financial Accounting Standards Board ("FASB"), applicable governmental authorities or GAAP;

          (g) any write-down in excess of $500,000 by the Bank of any of its loans or other real estate owned which is not reflected in the Company's statement of financial condition as of September 30, 1996;

          (h) any increase in the salary schedule, compensation, rate, fee or commission of the Company or Bank employees, officers or directors, or the declaration, commitment or obligation of any kind for the payment by the Company or any Company Subsidiary of a bonus or other additional salary, compensation, fee or commission to any Person, except increases made in the ordinary course of business and consistent with past practices and increases required under or specifically contemplated by employment agreements disclosed on Schedule 3.15 to the Company Disclosure Schedule;

          (i) any sale, assignment or transfer of any assets in excess of $500,000 other than in the ordinary course of business or pursuant to a contract or agreement disclosed on Schedule 3.15 to the Company Disclosure Schedule;

          (j) any mortgage, pledge or encumbrance of any asset of the Company other than liens for taxes not yet due, except in the ordinary course of business and except as set forth in Sections 3.8 and 3.9 hereof;

          (k) any waiver or release of any material right or claim of the Company or the Bank except in the ordinary course of business; and

          (l) except for the declaration or payment of regular quarterly cash dividends not in excess of $.20 per share of Company Common Stock, any declaration, setting aside or payment of any dividend or distribution with respect to the Company Common Stock or the issuance of any shares of Company Common Stock or any other securities of the Company, except for stock options granted pursuant to the Company Incentive Plans and shares issued upon exercise thereof.

     3.17 Loans and Investments. To the knowledge of the Company, all loans and investments of the Company and each Company Subsidiary are legal and enforceable in accordance with the terms thereof, except as may be limited by any bankruptcy, insolvency, moratorium or other laws affecting creditors'
rights generally or by the exercise of judicial discretion.    Except as set
forth in Schedule 3.17 to the Company Disclosure Schedule, no loans or investments held by the Company or the Bank with outstanding principal balances in excess of $500,000 are as of October 31, 1996 (a) more than 90 days past due with respect to any scheduled payment of principal or interest, (b) classified as "loss," "doubtful," "substandard" or "special mention" by any federal regulators or by the Company's or the Bank's internal credit review system, (c) on a non-accrual status in accordance with the Company's or the Bank's loan review procedures or (d) "renegotiated loans," as that term is defined in Financial Accounting Standards No. 15.

     3.18 Intellectual Properties. Schedule 3.18 to the Company Disclosure Schedule sets forth a complete and correct list of all United States material trademarks, trade names, service marks and copyrights owned by or licensed to the Company or any Company Subsidiary for use in their respective businesses, and all licenses and other agreements relating thereto and all agreements relating to third party Intellectual Property that the Company or any Company

Subsidiary is licensed or authorized to use in their businesses, including without limitation, any software licenses (collectively, the "Intellectual Property"). With respect to each item of Intellectual Property owned by the Company or any Company Subsidiary, the Company, or such Company Subsidiary possesses all right, title and interest in and to the item, free and clear of any lien, claim, royalty interest or encumbrance. With respect to each item of Intellectual Property that the Company or such Company Subsidiary is licensed or authorized to use, the license, sublicense, agreement or permission covering such item is legal, valid, binding, enforceable and in full force and effect and, to the knowledge of the Company, has not been breached by any party thereto. Neither the Company nor any Company Subsidiary has ever received (or to the knowledge of the Company, is threatened) any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that the Company or any Company Subsidiary must license or refrain from using any intellectual property rights of a third party). To the knowledge of the Company, none of the Company or any Company Subsidiary has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of the Company or any Company Subsidiary.

     3.19 Company Benefit Plans. (a) Schedule 3.19(a)(1) to the Company Disclosure Schedule contains a list of each compensation, consulting, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, recognition and retention, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation plan or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of the Company or any Company Subsidiary or their respective beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA, which the Company or any Company Subsidiary maintains, to which the Company or any Company Subsidiary contributes, or under which any employee, former employee, director or former director of the Company or any Company Subsidiary is covered or has benefit rights and pursuant to which any liability of the Company or any Company Subsidiary exists or is reasonably likely to occur (the "Company Benefit Plans"). Except as set forth on Schedule 3.19(a)(2) to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary maintains or has entered into any Company Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of the Company or any Company Subsidiary or their respective beneficiaries, or other provisions which would cause an increase in the liability to the Company or any Company Subsidiary or to Purchaser as a result of the transactions contemplated by this Agreement or any related action thereafter including, but not limited to, termination of employment or directorship (a "Change in Control Benefit"). Neither the execution of this Agreement or the Option Agreement constitutes a "change in control" for purposes of any Company Benefit Plan or any Change in Control Benefits. The term "Company Benefit Plans" as used herein refers to all plans contemplated under the preceding sentences of this Section 3.19, provided that the term "Plan" or "Plans" is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of
Section 3(3) of ERISA. Except as disclosed in Schedule 3.19(a)(3) to the Company Disclosure Schedule, no Company Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA and neither the Company nor any Company has since December 31, 1990 maintained, sponsored or had an obligation to contribute to any such multiemployer plan. Except as disclosed on Schedule 3.19(a)(4) to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has been notified by any Applicable Governmental Authority that any payments or other compensation paid or payable by the Company or any Company Subsidiary under this Agreement, any Company Benefit Plan or otherwise, to or for the benefit of any employee or director of the Company or any Company Subsidiary, is not in compliance with all applicable rules, regulations and bulletins promulgated by the Applicable Governmental Authorities and, to the best knowledge of the Company or any Company Subsidiary, all such payments are in compliance with all applicable rules, regulations and bulletins promulgated by the Applicable Governmental Authorities.

         (b) Except as disclosed on Schedule 3.19(b) to the Company Disclosure Schedule, each of the Company Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code (the "Company Qualified Plans") has been determined by the IRS to qualify under Section 401(a) of the Code, or an application for determination of such qualification has been timely made to the IRS prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of each such determination letter or pending application has been provided to Purchaser by the Company), and, to the knowledge of the Company, there exist no circumstances that may adversely affect the qualified status of any such Company Qualified Plan. All such Company Qualified Plans established or maintained by Company or the Company Subsidiaries or to which Company or the Company Subsidiaries contribute are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and nondiscrimination requirements in effect as of the Effective Time) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such Company Qualified Plans. All accrued contributions and other payments required to be made by the Company or any Company Subsidiary to any Company Benefit Plan through September 30, 1996, have been made or reserves adequate for such purposes as of September 30, 1996, have been set aside therefor and reflected in the Company Financial Statements dated as of September 30, 1996. Neither the Company nor any Company Subsidiary is in material default in performing any of its respective contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such plan and their beneficiaries in accordance with the terms of such Plan.

        (c) There is no pending or, to the Company's knowledge, threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of the Company Benefit Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by Company or any Company Subsidiary which alleges violations of applicable state or federal law which are reasonably likely to result in a liability on the part of the Company or any Company Subsidiary or any such Plan, and to the Company's knowledge there is no basis for any such claim.

        (d) The Company and the Company Subsidiaries and all other persons having fiduciary or other responsibilities or duties with respect to any Company Benefit Plan are, and since the inception of each such plan have been, in substantial compliance with, and each such plan is and has been operated in substantial accordance with, its provisions and in substantial compliance with the applicable laws, rules and regulations governing such plan, including, without limitation, the rules and regulations promulgated by the United States Department of Labor, the PBGC and the IRS under ERISA, the Code or any other applicable law. No "reportable event" (as defined in Section 4043(b) of ERISA) has occurred with respect to any Company Benefit Plan. No Company Benefit Plan has engaged in or been a party to a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975(c) of the Code) without an exemption thereto under Section 408 of ERISA or 4975(d) of the Code. All Company Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and
Section 601 of ERISA.

        (e) Neither the Company nor any Company Subsidiary has incurred, nor to the Company's knowledge is the Company or any Company Subsidiary reasonably likely to incur, any liability to the PBGC (except for payment of premiums) under Title IV of ERISA in connection with any plan subject to the provisions of Title IV of ERISA now or heretofore maintained or contributed to by the Company, by any Company Subsidiary or by any other entity which is considered one employer with the Company under ERISA or the Code (the "Company Pension Plans"). No Company Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived)) as of the last day of the most recently completed plan year. Except as set forth on Schedule 3.19(e) to the Company Disclosure Schedule, the fair market value of the assets of each Company Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Company Pension Plan as of the end of the most recently completed plan year, calculated on the basis of the actuarial assumptions used in the most recent valuation for such Company Pension Plan prior to the date hereof, and there has been no material change in the financial condition of any such Company Pension Plan since the last day of the most recently completed plan year. Neither the Company nor any Company Subsidiary has provided or is required to provide security to any Company Pension Plan pursuant to Section 401(a)(29) of the Code.

        (f) Except as disclosed on Schedule 3.19(f) to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has made any payments, or is a party to any agreement or any Company Benefit Plan that under any circumstances could obligate it, any Company Subsidiary, or any successor of either of them, to make any payment for which the deductibility for federal income tax purposes by the Company, any Company Subsidiary or any successor to the Company or any Company Subsidiary is or will be limited because of Section 162(m) or Section 280G of the Code.

        (g) The Company has delivered to Purchaser copies of (i) each Company Benefit Plan (or a description with respect to any oral employee benefit plan, practice, policy or arrangement) and all amendments thereto, (ii) current summary plan descriptions of each Company Benefit Plan, (iii) each trust agreement, insurance policy or other instrument relating to funding of any Company Benefit Plan, (iv) the three most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the IRS or the United States Department of Labor with respect to each Company Benefit Plan, (v) the most recent determination letter issued by the IRS with respect to each Company Qualified Plan, (vi) the most recent available financial statements for each Company Benefit Plan that has assets, (vii) the most recent actuarial report for any Company Pension Plan and any other Company Benefit Plan that is a defined benefit pension plan (including, but not limited to, any nonqualified or supplemental plan), and if any such plan has been amended or been party to a plan merger subsequent to the date of such report, information substantially describing the financial effects of such amendment or plan merger, (viii) the most recent audited financial statements for each Company Benefit Plan for which audited financial statements are required by ERISA, (ix) listing of installment amounts payable from the FIRF Retirement Fund to any Company Qualified Plan, (x) a listing of stock options awarded under the Company Incentive Plans, showing with respect to each holder thereof, the number of shares, the exercise price per share and a copy of the form of option agreements relating thereto, (xi) a listing of the shareholder value units awarded under the Company Incentive Plans, showing the number of outstanding shareholder value units credited to each participant, the measurement dates applicable thereto, and the estimated payout value thereof as of the most recent practicable date, and (xii) each officer or director for whom a deferred compensation or supplemental retirement benefit is maintained, showing the amounts due thereunder and the payment schedule thereof, and the respective amounts accrued in the Company Financial Statements dated December 31, 1995 and September 30, 1996.

        (h) Schedule 3.19(h) to the Company Disclosure Schedule describes any obligation that the Company or any Company Subsidiary has to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), including information as to the number of retirees, other former employees or directors and dependents entitled to such coverages and their ages.

        (i) Schedules 3.19(i)(1) and (2) to the Company Disclosure Schedule list: (1) each officer of the Company and any Company Subsidiary and each director of Company and any Company Subsidiary who is eligible to receive a Change in Control Benefit, showing the estimated amount of each such Change in Control Benefit and the basis of the calculation thereof, estimated compensation for 1996 based upon compensation received to the date of this Agreement, the individual's rate of compensation in effect on the date of this Agreement, the individual's participation in any Company Benefit Plan (including the Company Incentive Plans) and such individual's compensation from Company or any Company Subsidiary for each of the calendar years 1992 through 1995 as reported, and for calendar year 1996 as estimated to be reported, by the Company or an Company Subsidiary on Form W-2 or Form 1099; and (2) each other employee of Company or the Company Subsidiaries who may be eligible for a Change in Control Benefit, showing an estimated amount of each such Change in Control Benefit and the basis of the calculation thereof.

          (j) The Company and the Company Subsidiaries have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Company Benefit Plan with the IRS, the PBGC and the United States Department of Labor, as prescribed by the Code or ERISA, or regulations issued thereunder. All such filings, as amended, were and will be complete and accurate in all material respects as of the dates of such filings.

          3.20 Regulatory Approvals. To the knowledge of the Company, no fact or condition exists which the Company has reason to believe will prevent Purchaser from obtaining approval of the Applicable Governmental Authorities or any other applicable state or federal regulatory authority to consummate the Merger and the transactions contemplated herein.

          3.21 Company Regulatory Reports. The Company has filed on a timely basis all proxy statements, reports and other documents required to be filed by it under the 1934 Act or HOLA after December 31, 1992 (collectively, the "Company Regulatory Reports"), and the Company has furnished Purchaser copies of its Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and all quarterly and periodic reports and proxy statements filed under the 1934 Act by the Company after such date, each as filed with the SEC. Each Company Regulatory Report was in compliance in all material respects with the requirements of its respective report form and did not on the date of filing contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.22 Company Facilities. To the knowledge of the Company, all "alterations" (as such term is defined in the Americans with Disabilities Act and the regulations issued thereunder (collectively, the "ADA")) to the respective business of the Company, the Bank and each Non-Bank Subsidiary, including, without limitation, automated teller machines (collectively, the "Company Facilities") undertaken after January 26, 1992, are in compliance in all material respects with the ADA and the ATBCB Accessibility Guidelines for Buildings and Facilities ("ADAAG"). To the knowledge of the Company, there are no investigations, proceedings or complaints, formal or informal, pending or overtly threatened against the Company, the Bank or any Non-Bank Subsidiary in connection with the Company Facilities under ADA, ADAAG, or any other local, state or federal law concerning accessibility for individuals with disabilities.

         3.23 Environmental Conditions.

         (a) Except as disclosed in Schedule 3.23 to the Company Disclosure Schedule, to the knowledge of the Company, there are no present or past conditions on the Properties, involving or resulting from a past or present storage, spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any Hazardous Materials or from any generation, transportation, treatment, storage, disposal, use or handling of any Hazardous Materials, that may reasonably be expected to result in a Material Adverse Effect on the Company.

         (b) The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. Neither the Company nor any Company Subsidiary has received notice of, nor to the best of their knowledge after such inquiry and investigation as the Company deems appropriate, are there outstanding or pending, any public or private claims, lawsuits, citations, penalties, unsatisfied abatement obligations or notices or orders of non-compliance relating to the environmental condition of the Properties, which have or may have a Material Adverse Effect on the Company.

         (c) To the knowledge of the Company, no Properties are currently undergoing remediation or cleanup of Hazardous Materials or other environmental conditions, the actual or estimated cost of which may have a Material Adverse Effect on the Company.

         (d) To the knowledge of the Company, the Company and the Company Subsidiaries have all material governmental permits, licenses, certificates of inspection and other authorizations governing or protecting the environment necessary under the Environmental Laws to conduct their present business, and such permits, licenses, certificates of inspection and other authorizations are fully transferable, to the extent permitted by law, to Purchaser.

         3.24 Proxy Statement. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Company's Proxy Statement as of the time of its mailing and as of the time of the meeting of the Company's shareholders in connection therewith, and as amended or supplemented by the Company, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading; in no event, however, shall the Company be liable for any untrue statement of a material fact or omission to state a material fact in the Company's Proxy Statement made in reliance upon, and in conformity with, written information concerning Purchaser or MergerSub furnished by Purchaser specifically for use in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations thereunder.

         3.25 Insider Interests. No officer or director of the Company or the Bank or any "affiliate" (as defined in Section 23A of the Federal Reserve Act (12 U.S.C. Section 371c)) of the Company, has any loan, credit or other contractual arrangement outstanding with the Company or the Bank which does not conform to applicable rules and regulations of the OTS and the Federal Reserve. No officer or director of the Company or any Affiliate of the Company has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any Company Subsidiary.

         3.26 Fairness Opinion. The Board of Directors of the Company has received the written opinion of Merrill Lynch & Co., to the effect that, as of the date of this Agreement, the Merger Consideration to be received by shareholders of the Company in the Merger is fair to such shareholders from a financial point of view.

         3.27 Brokers and Finders. Except for the Company's agreement with Merrill Lynch & Co., a copy of which has been furnished to Purchaser prior to the execution hereof, the Company is not a party to any agreement with any broker, finder or investment banker relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder. Except for the fee payable to Merrill Lynch & Co., the Company agrees to indemnify and hold Purchaser, MergerSub and their Affiliates harmless with respect to any broker, finder or investment banker fee which any Person may claim or assert arising from any express or implied agreement or engagement by the Company or the Bank.

         3.28 Bylaws; State Takeover Statutes. The Board of Directors of the Company has approved the Merger, this Agreement and the Option Agreement and/or has taken such other action, and such approval and/or other action is sufficient to render inapplicable to the Merger, this Agreement, the Option Agreement and the transactions contemplated by this Agreement and the Option Agreement, the provisions of the Company's Bylaws and the provisions of Chapters 7A and 7B of the MBCA. Other than as described above, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Option Agreement and the transactions contemplated by this Agreement and the Option Agreement.

         3.29 Rights Agreement. The Company and the Board of Directors have taken all necessary action to (i) render the Rights Agreement inapplicable with respect to the Merger and the other transactions contemplated by this Agreement and the Option Agreement and (ii) ensure that neither Purchaser nor MergerSub nor any of their Affiliates will be deemed to be a "Acquiring Person" or an "Adverse Person" (as such terms are defined in the Rights Agreement) and no "Shares Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) occurs by reason of announcement, approval, execution or delivery of this Agreement or the Option Agreement or the consummation of the transactions contemplated hereby and thereby.

        3.30 Accuracy of Information Furnished. The representations and warranties made by the Company in this Agreement and in any Schedules hereto furnished by the Company do not contain any untrue statement of a material fact or omit to state any material fact which is necessary under the circumstances in order to make the statements contained herein or therein not misleading.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to the Company that each of the following statements is true and correct on the date hereof:

        4.1 Organization, Standing and Power. Each of Purchaser and MergerSub is duly organized and existing as a corporation under the laws of the State of Delaware. Purchaser is registered with the Federal Reserve as a bank holding company. Each of Purchaser and MergerSub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. MergerSub was formed for the purpose of engaging in the Merger and has not engaged in any activities other than those necessary to effectuate the terms of this Agreement.

        4.2 Authority; No Violation.

        (a) Each of Purchaser and MergerSub has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated hereby. The execution and delivery by Purchaser and MergerSub of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser and MergerSub, and this Agreement has been duly executed and delivered by Purchaser and MergerSub and constitutes the valid and binding obligations of Purchaser and MergerSub, enforceable against each of Purchaser and MergerSub in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, and other similar laws affecting creditors' rights generally, and (ii) general principles of equity regardless of whether asserted in a proceeding in equity or at law.

        (b) Neither the execution and delivery by Purchaser or MergerSub of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by Purchaser or MergerSub with any of the provisions hereof, will:
(i) conflict with or result in a breach of any provision of its Certificate of Incorporation or Bylaws; (ii) constitute a breach of or result in a default, or give rise to any rights of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which Purchaser or MergerSub is a party, or by which Purchaser or MergerSub or any of their respective properties or assets is bound, if in any such circumstances such event could have a Material Adverse Effect on

Purchaser; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or MergerSub or any of their respective properties or assets, the result of which could have a Material Adverse Effect on Purchaser. No consent of, approval of, notice to or filing with any governmental authority having jurisdiction over any aspect of the business or assets of Purchaser, and no consent of, approval of or notice to or filing with any other Person is required in connection with the execution and delivery by Purchaser or MergerSub of this Agreement or the consummation by Purchaser or MergerSub of the transactions contemplated hereby, except for the Regulatory Approvals.

        4.3 Regulatory Approvals. To the knowledge of Purchaser, no fact or condition exists which Purchaser has reason to believe will prevent it or the Company from obtaining any of the Regulatory Approvals.

        4.4 Litigation. There is no private or governmental suit, claim, action or proceeding pending or threatened, or which reasonably should be expected to be commenced, against Purchaser, its subsidiaries or against any of their directors or officers that would impair the ability of Purchaser to perform its obligations hereunder.

        4.5 Adequate Funds.   At the Effective Time, Purchaser will have
sufficient funds and capital to carry out its obligations under this Agreement.

        4.6 Proxy Statement. None of the information to be supplied by Purchaser for inclusion in the Proxy Statement as of the time of its mailing and as of the time of the meeting of the Company's shareholders in connection therewith, and as amended or supplemented by Purchaser, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading.

        4.7 Accuracy of Information Furnished. The representations and warranties made by Purchaser in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact which is necessary in order to make the statements contained herein not misleading.

        4.8 Share Ownership. As of the date hereof, Purchaser owns less than ten percent (10%) of the Company Common Stock.

                                   ARTICLE V

                      ADDITIONAL COVENANTS AND AGREEMENTS

        5.1 Conduct of Business by the Company. From the date of this Agreement to the Effective Time, the Company will operate its business and cause each Company Subsidiary to operate its business in the ordinary course and consistent with past practices. The Company will use all reasonable efforts to preserve intact the present business organizations of the Company, the Bank and each Non-Bank Subsidiary and maintain in effect all material licenses, permits and approvals of governmental authorities and agencies necessary for the conduct of its present business. Except as otherwise contemplated by this Agreement or as otherwise consented to or approved by Purchaser in writing, none of the Company, the Bank or any Non-Bank Subsidiary shall:

        (a) issue, sell, purchase or redeem or commit or agree to issue, sell, purchase or redeem any shares of its capital stock other than shares issued pursuant to the exercise of stock options outstanding on the date hereof, or any Voting Debt; or issue or create or grant any options, warrants or rights to purchase shares of its common stock; or issue, sell or authorize the issuance or sale of securities of any kind convertible into or exchangeable for shares of its capital stock or any Voting Debt; or declare, set aside or pay any dividend or make any distribution in respect of its capital stock other than regular quarterly cash dividends payable by the Company on dates consistent with dividend payment practices during 1995 not to exceed $.20 per share of Company Common Stock per quarter, except that the Bank and the Non-Bank Subsidiary may pay dividends to the Company in amounts sufficient to enable the Company to pay its ordinary operating expenses and its accrued liabilities, including (but not limited to) litigation expenses and accounting, legal, printing, investment banking, environmental testing and regulatory application fees, expenses and costs relating to the transactions contemplated hereby, provided, however, that no dividend shall be paid by the Bank or any Non-Bank Subsidiary if it is necessary for such entity to borrow funds to pay the dividend;

        (b) amend its Certificate or Articles of Incorporation (in the case of the Company or any Company Subsidiary), Charter (in the case of the Bank) or Bylaws or issue or agree to issue any additional shares of its capital stock or issue or create any warrants, obligations, subscriptions, options, convertible security, or other commitments under which additional shares of its capital stock of any class might be directly or indirectly authorized or issued except in connection with options previously granted under the Company Incentive Plans;

        (c) make any general or unusual increase in compensation or rate of compensation payable or to become payable to hourly, salaried or commissioned employees or officers, except for those which are normal, reasonable and consistent with past practices or as required by or specifically provided for by contracts in existence as of the date hereof, nor enter into any written or oral employment agreement which by its terms cannot be terminated on thirty
(30) days' notice or less without penalty;

        (d) accrue, set aside, or pay to any officer or employee any bonus, profit-sharing, severance, retirement, insurance, death, fringe benefit, or other extraordinary compensation (except pursuant to pension, profit-sharing, bonus and other fringe benefit plans, agreements and arrangements presently in effect and in accordance with past practices) or adopt or amend any employee benefit plan;

        (e) commit to purchase, purchase or otherwise acquire any derivative or synthetic mortgage product or enter into any interest rate swap transaction;

        (f) except for loans secured by one-to-four family residences in amounts less than $1 million, make any loan, loan commitment or renewal or extension thereof to any Person which would, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made by the Bank to such Person and such Person's Immediate Family and Affiliates, exceed $500,000; provided, however, that Purchaser shall be deemed to have consented to any such loan or commitment if it has not objected thereto within five (5) business days after receiving written notice thereof;

        (g) acquire any business entity or assets thereof, except as it relates to a foreclosure or other exercise of creditor's rights in the usual and ordinary course of its business;

        (h) enter into any contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of $500,000 in aggregate value (including, but not limited to, options or commodities or any tangible real or personal properties of the Company or any Company Subsidiary), except for the origination, purchase and sale of mortgage loans and loan participations and the purchase and sale of readily marketable investment securities in the ordinary course of business and consistent with past practices, and sales of real estate owned and other repossessed properties or acceptance of a deed in lieu of foreclosure;

        (i) make any one capital expenditure or any series of related capital expenditures (other than emergency repairs and replacements), the amount or aggregate amount of which (as the case may be) is in excess of $500,000;

        (j) file, withdraw, or fail to renew any applications for additional branches or to relocate operations from existing locations;

        (k) create or incur any liabilities in excess of $500,000, other than the taking of deposits and other liabilities incurred in the ordinary course of business and consistent with past practices or as contemplated or permitted by or in connection with this Agreement and the consummation of the Merger;

        (l) create or incur or suffer to exist any mortgage, lien, pledge, security interest, charge, encumbrance or restriction of any kind against or in respect of any property or right of the Company or any Company Subsidiary securing any obligation in excess of $500,000, except for pledges or security interests given in connection with the acceptance of repurchase agreements or government deposits or Federal Home Loan Bank borrowings;

        (m) make or become a party to any contract or commitment in excess of $500,000, or renew, extend, amend or modify any contract or commitment in excess of $500,000, except in the usual and ordinary course of business or as otherwise contemplated or permitted by this Agreement;

            (n) discharge or satisfy any mortgage, lien, charge or encumbrance other than as a result of the payment of liabilities in accordance with the terms thereof, or except in the ordinary course of business, if the cost to the Company or any Company Subsidiary to discharge or satisfy any such mortgage, lien, charge or encumbrance is in excess of $500,000, unless such discharge or satisfaction is covered by general or specific reserves;

            (o) pay any obligation or liability, absolute or contingent, in excess of $500,000 except liabilities shown on the Company Financial Statements or except in the usual and ordinary course of business or in connection with the transactions contemplated hereby;

            (p) institute, settle or agree to settle any claim, action or proceeding, whether or not initiated in a court of law, involving an expenditure in excess of $500,000;

            (q) invest in any real estate, except for investments in real estate owned as a result of foreclosure or deed in lieu of foreclosure;

            (r) enter into or amend any continuing contract or series of related contracts in excess of $500,000 for the purchase of materials, supplies, equipment or services which cannot be terminated without cause with less than thirty (30) days' notice and without payment of any amount as a penalty, bonus, premium or other compensation for such termination except as contemplated or permitted by this Agreement;

            (s) enter into or amend any contract, agreement or other transaction, other than pursuant to the Bank's employee loan program, with any officer, director or principal shareholder of the Company or any Affiliate of such person on terms that are less favorable than could be obtained from an unrelated third party on an arms' length basis;

            (t) change any basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of management of the Company to respond to then current market or economic conditions or as may be required by the rules of the AICPA, the FASB or by applicable governmental authorities; or

            (u) default under the terms of any agreement or understanding to which the Company or any Company Subsidiary is a party, and which, individually or together with other agreements or understandings with respect to which a default exists, would have a Material Adverse Effect on the Company.

        5.2 Filings and Approvals. Each party will use all reasonable efforts and will cooperate with the other parties in the preparation and filing, as soon as practicable, of all applications or other documents required to obtain the Regulatory Approvals and approval and/or consents from any other applicable governmental or regulatory authorities for approval of the Merger contemplated by this Agreement, and provide copies of such applications, filings and related correspondence to the other parties. Prior to filing each application, registration statement or other document with the applicable regulatory authority, each party will provide the other parties with a reasonable opportunity to review and comment on the non-confidential portions of each such application, registration statement or other document. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. In addition, the parties will use all reasonable efforts and cooperate with each other to obtain any consents or waivers from third parties that Purchaser reasonably deems to be necessary under any contract or agreement to which the Company or any Company Subsidiary is a party in order to prevent any breach or default from arising thereunder; provided, however, that the failure to obtain any such consent or waiver shall not constitute a breach of a covenant hereunder or a failure to satisfy any condition precedent to either party's obligation to consummate the transactions contemplated hereby.

          5.3 Securities Reports. As soon as reasonably available, the Company shall deliver to Purchaser complete copies of its Annual Report on Form 10-K, if any, for the year ending December 31, 1996, all Quarterly Reports on Form 10-Q, all Current Reports on Form 8-K or any proxy materials filed hereafter with the SEC pursuant to the 1934 Act. The financial statements contained in such reports will be prepared in accordance with GAAP (except for changes required by applicable governmental authorities or by GAAP) and will present fairly the consolidated financial condition of the Company and the Bank as of the dates indicated and for the periods then ended.

          5.4 Acquisition Transaction. The Company will not, and will cause the Company Subsidiaries and its and the Company Subsidiaries' respective officers, directors, employees, agents and Affiliates not to, directly or indirectly, solicit, authorize, initiate or encourage submission of, any proposal, offer, tender offer or exchange offer from any Person relating to any Acquisition Transaction, or participate in any negotiations in connection with or in furtherance of any Acquisition Transaction or permit any person other than Purchaser and its representatives to have any access to the facilities of, or furnish to any person other than Purchaser and its representatives any non-public information with respect to, the Company or any of the Company Subsidiaries in connection with or in furtherance of any of the foregoing. The Company shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties (other than the Purchaser) conducted heretofore with respect to any of the foregoing. The Company shall immediately provide to Purchaser telephone notice of any such proposal or offer and shall promptly provide Purchaser with the name of the party seeking to engage in such discussions or negotiations, or requesting such information, and, after receipt of a written offer or proposal from such party, copies of any written offers, proposals, agreements or other documents with respect to such offer or proposal. Notwithstanding anything contained herein to the contrary, nothing herein shall prohibit the

Company, its directors and officers from taking any action otherwise prohibited by this Section 5.4 if the Board of Directors of the Company determines, upon receipt of a written opinion of its outside counsel, that it is necessary to take such action in order to fulfill their fiduciary duties to shareholders of the Company under the MBCA.

         5.5 Notification of Certain Matters.

         (a) Each party shall give prompt notice to the other parties of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof or, in case of any representation or warranty given as of a specific date, would be likely to cause any such representation on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

         (b) From and after the date hereof to the Effective Time and at and as of the Effective Time, the Company shall supplement or amend any of its representations and warranties which apply to the period after the date hereof by delivering monthly updates to the Company Disclosure Schedule ("Disclosure Schedule Updates") to Purchaser with respect to any matter hereafter arising which, in the good faith judgment of the Company, would render any such representation or warranty after the date of this Agreement materially inaccurate or incomplete as a result of such matter arising. The Disclosure Schedule Updates shall be provided to Purchaser on or before the 25th day of each calendar month. Within twenty (20) days after receipt of any Disclosure Schedule Update (or if cure is promptly commenced by the Company, but is not effected within thirty (30) days after receipt of any Disclosure Schedule Update (the "Cure Period")), Purchaser may exercise its right to terminate this Agreement pursuant to Section 7.1(f) hereof, if the information in such Disclosure Schedule Update together with the information in any or all of the Disclosure Schedule Updates previously provided by the Company indicates that the Company, in the good faith judgment of the Purchaser, has suffered or is reasonably likely to suffer a Material Adverse Effect (i) which either has not or cannot be cured within the Cure Period, or (ii) which does not result primarily from changes in the general level of interest rates.

         5.6 Access to Information; Confidentiality.

         (a) Between the date hereof and the Effective Time, the Company will afford, and will cause the Bank and each Non-Bank Subsidiary to afford, to the officers, accountants, attorneys and authorized representatives of Purchaser reasonable access during normal business hours to the banking offices, personnel, advisors, consultants, properties, examination reports (subject to regulatory approval), contracts, commitments, books and records of the Company, the Bank and each Non-Bank Subsidiary, whether such documents are located on the premises of the Company or elsewhere. The Company shall furnish Purchaser with all such statements

(financial and otherwise), records, examination reports (to the extent permitted or authorized by the OTS) and documents or copies thereof, and other information concerning the business and affairs of the Company, the Bank and each Non-Bank Subsidiary as Purchaser shall from time to time reasonably request. The Company further agrees to cause its accountants, attorneys and such other persons as the parties shall mutually agree upon to fully cooperate with Purchaser and its representatives in connection with the right of access granted herein.

         (b) The Company will promptly furnish to Purchaser (i) a copy of each material report filed by it with any governmental authority, including without limitation, any federal, state or local taxing authority and any federal or state bank regulatory or securities authority (each a "Company Report") during the period after the date hereof and prior to the Effective Time, and (ii) all other information concerning its business, properties and personnel as Purchaser may reasonably request. Each financial statement set forth in a Company Report so filed and each financial statement provided by the Company to Purchaser pursuant to the next following sentence, together with any notes or schedules thereto, will present fairly in all material respects the information purported to be set forth therein for the period specified therein (subject, in the case of unaudited statements, to normal year-end adjustments and any other adjustments described therein or the applicable principles with respect thereto), in each case in accordance with GAAP during the periods involved or applicable regulatory principles, as the case may be, in each case except as otherwise provided herein, stated therein or in the notes thereto. Throughout the period after the date hereof and prior to the Effective Time, the Company will provide to Purchaser, on or before the 25th day of each calendar month,
(i) the reports of management of the Company and Bank to the Board of Directors of the Company and the Bank, respectively, for the most recently available month, including to the extent available, delinquency schedules, addition to loan loss reserves, and payroll reports, (ii) monthly financial statements prepared by the Company for the preceding month, and (iii) a description of any material changes with respect to the representations and warranties of the Company or in any of the lists provided therewith. Throughout the period after the date hereof and prior to the Effective Time, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Purchaser and to report the general status of the ongoing operations of the Company and each Company Subsidiary. During such period, the Company promptly will notify Purchaser of any change in the ordinary course of business or in the operation of the properties of the Company or any Company Subsidiary or any breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, and will keep Purchaser promptly and fully informed of such events. During such period, the Company will consult with Purchaser before taking any steps to comply with suggestions made by any bank regulatory authority which could reasonably be considered to be material to the Company. The Company shall allow a representative of Purchaser to attend as an observer the Board of Directors', and committees thereof, meetings of the Company and the Bank. The Company shall give reasonable notice to Purchaser of any such meeting and, if known, the agenda for or business to be discussed at such meeting. The Company shall also provide to Purchaser all written agendas and meeting or written consent materials (other than in connection with the matters subject to Section
5.4 hereof) provided to the directors of the Company and each Company Subsidiary in connection with Board and committee meetings. All information obtained by Purchaser at these meetings shall be treated in confidence as provided in this Section 5.6.

         (c) All information and documents to which Purchaser is given access pursuant hereto shall be subject to the Confidentiality Agreement. All information furnished by the Company or any Company Subsidiary to Purchaser pursuant hereto shall be treated as the sole property of the Company until consummation of the Merger contemplated hereby and, if such Merger shall not occur, Purchaser shall at the request of the Company, (i) return to the Company or any Company Subsidiary or (ii) provide written confirmation of the destruction of, all documents or other materials containing, reflecting or referring to such information (and all copies thereof), shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for two (2) years from the date the proposed Merger is abandoned, but shall not apply to (i) any information which was already in the possession of Purchaser prior to disclosure thereof by the Company or any Company Subsidiary, (ii) information which was then generally known to the public, information which became known to the public through no fault of Purchaser or its agents, or
(iii) information disclosed in accordance with an order of any applicable governmental authority or a court of competent jurisdiction.

     5.7 Shareholder Approval. The Company will take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders, as soon as practicable, but in no event later than forty-five (45) days after the date the SEC clears the Proxy Statement, for the purpose of obtaining shareholder approval of this Agreement and the Merger; provided, however, that the Proxy Statement shall not be mailed to the holders of Company Common Stock until Merrill Lynch & Co. has delivered to the Board of Directors of the Company for inclusion in the Proxy Statement an opinion, dated the mailing date, to the effect that the Merger Consideration is fair to the shareholders of the Company from a financial point of view in standard industry form with respect to transactions of this nature. The Company will take all reasonable steps necessary to submit the Proxy Statement to the SEC within thirty (30) days after the date of this Agreement. The Proxy Statement will satisfy all requirements of the 1934 Act and the rules and regulations promulgated thereunder and will include a unanimous recommendation by the Board of Directors of the Company that the shareholders of the Company approve this Agreement and the Merger. Purchaser shall furnish such information concerning Purchaser as is necessary in order to cause the Proxy Statement, insofar as it relates to Purchaser, to be prepared in accordance with all applicable requirements of the 1934 Act and the rules and regulations promulgated thereunder. Purchaser agrees promptly to advise the Company if at any time prior to such Company shareholder meeting any information provided by Purchaser in the Proxy Statement becomes incorrect or incomplete in any material respect, and to provide to the Company the information needed to correct such inaccuracy or omission.

        5.8 Employee Benefits. The Company and Purchaser shall cooperate in effecting the following treatment of the Company Benefit Plans, except as mutually agreed upon by Purchaser and the Company prior to the Effective Time:

        (a) At the Effective Time, Purchaser or any subsidiary of Purchaser shall, to the extent required by Purchaser, be substituted for the Company or any Company Subsidiary as the sponsoring employer under those Company Benefit Plans with respect to which Company or any Company Subsidiary is a sponsoring employer immediately prior to the Effective Time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in Company or Company Subsidiary with respect to each such plan. Except as otherwise provided herein, each such plan and any Company Benefit Plan sponsored by the Company or any Company Subsidiary shall be continued in effect by Purchaser or any applicable subsidiary of Purchaser after the Effective Time without a termination or discontinuance thereof as a result of the Merger, subject to the power reserved to Purchaser or any applicable subsidiary of Purchaser under each such plan to subsequently amend or terminate the plan, which amendments or terminations shall be limited by and otherwise comply with the terms of such plan and applicable law. The Company, each Company Subsidiary and Purchaser will use all reasonable efforts (i) to effect said substitutions and assumptions, and such other actions contemplated under this Agreement, and (ii) to amend such plans as to the extent necessary to provide for said substitutions and assumptions, and such other actions contemplated under this Agreement or the Benefits Letter.

        (b) After the Effective Time, at such times and to the extent set forth in the Benefits Letter, Purchaser shall provide, or cause any applicable subsidiary of Purchaser to provide, to each employee of Company and any Company Subsidiary as of the Effective Time ("Company Employees") (i) the opportunity to participate in each employee benefit plan and program maintained by Purchaser for similarly situated employees of Purchaser and its subsidiaries (the "Purchaser Benefit Plans"), (ii) credit for service with the Company, the Bank or the Non-Bank Subsidiaries under the Purchaser Benefit Plans with respect to the participation of such employees in such Purchaser Benefit Plans, and (iii) waiver of waiting periods and preexisting condition exclusions under the Purchaser Benefit Plans. Nothing in the preceding sentence shall obligate Purchaser to provide or cause to be provided any benefits duplicative to those provided under any Company Benefit Plan continued pursuant to subparagraph (a) above. Except as otherwise provided in this Agreement, the power of Purchaser or Company or subsidiary of Purchaser to amend or terminate any benefit plan or program, including any Company Benefit Plan, shall not be altered or affected, but shall remain subject to any limitations provided in such plans or under applicable law.

        (c) Purchaser agrees to honor or to cause an applicable Purchaser subsidiary to honor certain other Company Benefit Plans, and to provide severance benefits to eligible employees, as set forth in the Benefits Letter.

            (d) Nothing in this Section 5.8 or the Benefits Letter is intended, nor shall it be construed, to confer any express or implied third party beneficiary rights in any person including present or former employees of the Company or any Company Subsidiary and any beneficiaries or dependents thereof.

        5.9 Company Incentive Plans. The Company shall terminate the Company Incentive Plans and cancel and terminate each outstanding option and shareholder value unit ("SVU") thereunder, effective prior to the Effective Time. The Company shall use its best efforts to receive prior to the Effective Time a cancellation agreement from each option holder and each SVU holder in form and substance satisfactory to Purchaser ("Cancellation Agreements"), acknowledging such cancellation and termination of options and SVUs. The Cancellation Agreements shall provide that in consideration for the cancellation of such options and SVUs, the Company shall pay to such holders, not more than two (2) days prior to the Effective Time, an amount (less any applicable withholding and employment taxes) equal (i) in the case of options, to the amount by which the Merger Consideration exceeds the exercise price per share of Company Common Stock under the outstanding options held by such holder, multiplied by the number of shares of Company Common Stock covered by such options, and (ii) in the case of SVUs, to the amount determined in accordance with Section 6.02 of the Company's 1995 Stock Option and Shareholder Value Plan. All options held by a person who does not deliver a Cancellation Agreement to the Company prior to the Effective Time shall be converted as provided in Section 2.1(d) hereof, and all SVUs held by a person who does not deliver a Cancellation Agreement prior to the Effective Time shall be converted into the right to receive cash in accordance with said Section 6.02, and Purchaser shall pay to such holders, not more than two (2) days after the receipt of a Cancellation Agreement, an amount (less any applicable withholding and employment taxes) equal (x) in the case of options, to the amount by which the Merger Consideration exceeds the exercise price per share of Company Common Stock under the outstanding options held by such holder, multiplied by the number of shares of Company Common Stock covered by such options and (y) in the case of SVUs, to the amount determined in accordance with Section 6.02 of the Company's 1995 Stock Option and Shareholder Value Plan.

        5.10  Indemnification.

              (a) Purchaser and MergerSub hereby agree that for six (6) years after the Effective Time, Purchaser and the Surviving Corporation shall cause to be maintained in effect the Company's current policy of officers' and directors' liability insurance with respect to actions and omissions occurring on or prior to the Closing; provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the covered persons and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring on or prior to the Effective Time; provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 125% of the last annual premium paid by the Company prior to the date hereof (which premium is disclosed in the Schedule
3.6 to the Company Disclosure Schedule) and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.10, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

          (b) Purchaser acknowledges the exculpation, indemnification, advancement of expenses and like obligations of the Company and the Bank contained in their Articles of Incorporation and Charter, respectively, and ByLaws with respect to current and former directors, officers, employees and agents ("Indemnified Persons") and hereby agrees, for six (6) years from and after the Effective Time, to honor in accordance with their terms in effect on the date hereof all such obligations.

          (c) The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person and his or her heirs, beneficiaries and representatives.

     5.11 Bank Director Matters. At the Effective Time, Purchaser agrees to elect Mr. Thomas R. Ricketts as Chairman of the Board of the Bank as described in the Benefits Letter.

     5.12 Rights Agreement. The Company shall take all necessary steps to terminate the Rights Agreement effective upon the Effective Time.

     5.13 Further Assurances; Form of Transaction.

          (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

          (b) If necessary to expedite the Closing of the Merger and any other transactions contemplated by this Agreement, the parties agree that each will take or perform any additional reasonably necessary or advisable steps to restructure the transactions contemplated hereby; provided, however, that any such restructuring will not result in any change in the Merger Consideration.

     5.14 WARN Act. The Company agrees that, if requested by Purchaser, it shall, on behalf of Purchaser or any subsidiary of Purchaser, issue such notices as are required under the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") or any similarly applicable state or local law. Such request by Purchaser shall be given in time to permit the Company to issue notices sufficiently in advance of any time of closing of such offices so that Purchaser or any subsidiary of Purchaser shall not be liable under the WARN Act for any penalty or payment in lieu of notice to any employee or governmental entity. Purchaser and the

Company shall cooperate in the preparation and giving of such notices, and no such notices shall be given without the approval of Purchaser.

        5.15 Action by MergerSub. As the sole shareholder of MergerSub, Purchaser has approved this Agreement and the Merger and will provide all funding necessary for the acquisition by it of all of the issued and outstanding Company Common Stock.

        5.16 Dividend During Closing Quarter. Notwithstanding anything contained herein to the contrary, the Company shall be entitled to declare and pay a final cash dividend in respect of the Company Common Stock, in an amount not to exceed $.20 per share of Company Common Stock, if a regular dividend declaration date shall be scheduled to occur during the twenty (20) day period prior to Closing referred to in Section 1.2 hereof.

                                  ARTICLE VI

                                   CONDITIONS

        6.1 Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

            (a) Regulatory Approvals. The Regulatory Approvals necessary for the consummation of the transactions contemplated hereby shall have been obtained, and none of such approvals shall contain or be subject to any terms or conditions that are materially different from terms and conditions customarily contained in similar approvals or notices issued prior to the date hereof, and all applicable statutory or regulatory waiting periods shall have lapsed.

            (b) No Adverse Proceedings. There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency, domestic or foreign, challenging or seeking to make illegal or to delay or otherwise directly or indirectly to restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with the transactions contemplated hereby. No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would prohibit or make illegal the consummation of the transactions contemplated hereby.

        6.2 Additional Conditions to Obligations of Company. The obligation of the Company to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

            (a) Representations; Performance. The representations and warranties of Purchaser set forth in Article IV shall have been true and correct as of the date hereof and shall be true and correct as of the Effective Time, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect on

Purchaser. Purchaser shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

         (b) Officers' Certificate. Purchaser shall have furnished to the Company a certificate of an Executive Officer and the Chief Financial Officer of Purchaser dated as of the Effective Time, in which such officers shall certify to their best knowledge that they have no reason to believe that the conditions set forth in Section 6.2(a) above have not been fulfilled.

         (c) Secretary's Certificate. Purchaser shall have furnished to the Company (i) copies of the text of the resolutions by which the corporate action on the part of Purchaser necessary to approve this Agreement and the transactions contemplated hereby were taken, (ii) certificates dated as of the Effective Time executed on behalf of Purchaser and MergerSub by their respective corporate secretaries or one of their respective assistant corporate secretaries certifying to the Company that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, and (iii) an incumbency certificate dated as of the Effective Time executed on behalf of each of Purchaser and MergerSub by their respective corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of Purchaser and of MergerSub executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto by Purchaser or MergerSub, as the case may be.

         (d) Opinion of Counsel. The Company shall have received an opinion letter dated as of the Effective Time addressed to the Company from Vedder, Price, Kaufman & Kammholz, counsel to Purchaser, substantially in the form previously delivered and agreed upon.

         (e) Shareholder Approval. This Agreement and the Merger shall have been approved by the affirmative vote of the holders of the percentage of the Company's capital stock required for such approval under the provisions of the Company's Articles of Incorporation and applicable law.

         6.3 Additional Conditions to Obligations of Purchaser and MergerSub. The obligation of Purchaser and MergerSub to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

         (a) Representations; Performance. The representations and warranties of the Company in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Effective Time, as updated pursuant to Section 5.5 hereof, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect on the Company, and the Company shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

         (b) Officers' Certificate. The Company shall have furnished to Purchaser a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Effective Time, in which such officers shall certify to their best knowledge that they have no reason to believe that the conditions set forth in Section 6.3(a) above have not been fulfilled.

         (c) Secretary's Certificate. The Company shall have furnished to Purchaser (i) copies of the text of the resolutions by which the corporate action on the part of the Company necessary to approve this Agreement and the transactions contemplated hereby were taken, (ii) a certificate dated as of the Effective Time executed on behalf of the Company by its corporate secretary or an assistant corporate secretary certifying to Purchaser that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded and (iii) an incumbency certificate dated as of the Effective Time executed on behalf of the Company by its corporate secretary or an assistant corporate secretary certifying the signature and office of each officer of the Company executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto by the Company.

         (d) Opinion of Counsel. Purchaser shall have received an opinion letter dated as of the Effective Time addressed to Purchaser from Dykema Gossett, PLLC, counsel to the Company, substantially in the form previously delivered and agreed upon.

         (e) No Material Adverse Effect. Since the date of this Agreement, the Company shall not have suffered or experienced a Material Adverse Effect; provided, however, that this Section 6.3(e) shall not apply to (i) matters properly disclosed to Purchaser by the Company in a Disclosure Schedule Update and cured by the Company within the applicable Cure Period for which Purchaser has a specific right of termination under Section 7.1(f) hereof or (ii) a Material Adverse Effect resulting primarily from changes in the general level of interest rates.

         (f) Accountant's Letter. The firm of Deloitte & Touche LLP, independent certified public accountants for the Company, shall have delivered to Purchaser a letter, dated as of the Closing Date, with a review stated to have been done as of a date which is not more than five (5) business days prior to the date of Closing, in standard industry form with respect to transactions of this nature.

                                       ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

        7.1 Termination. This Agreement may be terminated prior to the Effective Time:

         (a) by mutual consent of the Boards of Directors of Purchaser and the Company; or

        (b) by either Purchaser or the Company, if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy if, but only if, such party has used its best efforts and acted in good faith in attempting to satisfy all such conditions and if such party is not then in breach or default in any material respect of this Agreement; or

        (c) by the Board of Directors of Purchaser if (i) there has been a material breach or default by the Company of any representation or warranty or in the observance of its covenants and agreements contained in this Agreement of which notice has been given in writing by Purchaser and which has not been cured within thirty (30) business days of receipt of such notice; or (ii) the Effective Time has not occurred prior to December 31, 1997 without fault on the part of Purchaser; or (iii) a public announcement with respect to a proposal, plan or intention to effect an Acquisition Transaction shall have been made by any Person other than Purchaser or an Affiliate of Purchaser and the Board of Directors of the Company shall have (A) failed to publicly reject or oppose such proposed Acquisition Transaction within ten (10) days of the public announcement of such proposal, plan or intention or (B) shall have modified, amended or withdrawn its recommended approval of this Agreement and the Merger to the Company's shareholders; or

        (d) by the Board of Directors of the Company if (i) there has been a material breach or default by Purchaser of any representation or warranty or in the observance of its covenants and agreements contained in this Agreement of which notice has been given in writing by the Company and which has not been cured within thirty (30) business days of receipt of such notice; or (ii) the Effective Time has not occurred prior to December 31, 1997 without fault on the part of the Company; or

        (e) by the Board of Directors of either Purchaser or the Company at any time after the date that (i) the shareholders of the Company fail to approve this Agreement and the Merger by an affirmative vote of at least a majority of the outstanding shares of the Company Common Stock at a meeting held for such purpose; or (ii) if any one of the Applicable Governmental Authorities has denied approval for the Merger and, if such denial is appealable, neither Purchaser nor the Company has filed a petition seeking review of such order of denial or taken other similar action under applicable law, within thirty (30) days after the issuance or entry by the governmental agency of such order of denial; or

        (f) by Purchaser pursuant to Section 5.5(b).

        7.2 Effect of Termination.

        (a) In the event of the termination of this Agreement as provided in
Section 7.1(a) or 7.1(b), written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of

Purchaser or the Company except (i) for fraud or willful and material breach of this Agreement and (ii) as set forth in this Section 7.2 and Section 8.2.

        (b) If this Agreement is terminated by the Board of Directors of Purchaser pursuant to Section 7.1(c)(iii), or Section 7.1(e)(i) and within twenty-four (24) months of any such termination an Acquisition Transaction shall occur or if this Agreement is terminated by the Board of Directors of Purchaser pursuant to Section 7.1(c)(i), then in such case the Company shall pay to Purchaser in immediately available funds not later than two business days after demand therefor an amount equal to Ten Million Dollars ($10,000,000) as reasonable reimbursement to Purchaser for all costs, fees and expenses incurred or to be incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the amount of the expense reimbursement payment hereunder, when aggregated with all amounts actually received by Purchaser for the Option Shares or the Option (as defined in the Option Agreement) prior to the making of a demand by Purchaser for payment pursuant to this Section 7.2(b), including, without limitation, any Repurchase Consideration paid under the Option Agreement from any Person, including the Company in a single transaction or a series of transactions, less any Purchase Price (as defined in the Option Agreement) actually paid for the Option Shares by Purchaser under the Option Agreement (such amount being referred to as the "Stock Option Consideration"), shall not exceed the Limit (as defined in the Option Agreement), it being the intention of the parties that if Purchaser has previously received Stock Option Consideration pursuant to the Option Agreement equal to the Limit, then no further expense reimbursement payment shall be due from the Company under this Agreement.

        (c) If this Agreement is terminated by the Board of Directors of the Company pursuant to Section 7.1(d)(i), Purchaser shall pay to the Company not later than two business days after demand therefor an amount equal to Five Million Dollars ($5,000,000) as reasonable reimbursement to the Company for all costs, fees and expenses actually incurred or to be incurred by the Company in connection with this Agreement and the transactions contemplated hereby.

        (d) In the event of termination of this Agreement by Purchaser or the Company, as the case may be, pursuant to Section 7.1(c)(i), Section 7.1
(c)(iii), Section 7.1(d)(i) or Section 7.1(e)(i) hereof, there shall be no liability or obligation on the part of either Purchaser or the Company to the other or on the part of any of their officers or directors, except pursuant to
Section 5.6, Section 7.2(b), Section 7.2(c) and Section 8.2 hereof and except to the extent such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements contained herein, or a wrongful termination hereof by Purchaser or the Company, as the case may be.

                                 ARTICLE VIII

                               GENERAL PROVISIONS

        8.1 Publicity. Neither the Company nor Purchaser shall make any public announcement or statement with respect to the Merger, this Agreement or any related transactions without the approval of the other parties; provided, however, that either Purchaser or the Company may, upon reasonable notice to the other party, make any public announcement or statement that it believes is required by federal securities law. To the extent practicable, each of the Company and Purchaser will consult with the other with respect to any such public announcement or statement.

        8.2 Expenses. Except as otherwise provided in Section 7.2, the costs and expenses of Purchaser and the Company shall be allocated as follows:

            (a) Purchaser shall bear all fees and expenses of its counsel, accountants and investment bankers and all other costs and expenses incurred by it in the preparation of this Agreement, the investigation of the Company, the preparation and prosecution of its application for regulatory approval, and all costs and expenses of any appeals therefrom.

            (b) The Company or the Bank shall bear all fees and expenses of its counsel, accountants and investment bankers, all filing fees to be paid to the SEC in connection with the Proxy Statement, the costs of printing and mailing the Proxy Statement for use at the meeting of Company shareholders to consider the Merger, and all other costs and expenses incurred by such persons or firms in the preparation of this Agreement, the calling, noticing and holding of a meeting of shareholders to consider and act upon the Merger and the furnishing of information or other cooperation to Purchaser in connection with the preparation of regulatory applications.

        8.3 Survival. The representations and warranties of the parties hereto shall expire at the Effective Time and shall not survive the consummation of the Merger. All covenants and agreements contemplated to be performed prior to the Effective Time shall expire at the Effective Time and shall not survive the consummation of the Merger, and all covenants and agreements of Purchaser contemplated to be performed, partially or in full, after the Effective Time, shall survive the Effective Time and the consummation of the transactions contemplated hereby.

        8.4 Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by telecopies, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

     If to Purchaser or to MergerSub:

           ABN AMRO North America, Inc.
           135 South LaSalle Street - Room 340
           Chicago, Illinois  60603
           Telecopy:  (312) 904-2346
           Attention:    Thomas C. Heagy
                         Chief Financial Officer

     with a copy to:



           ABN AMRO North America, Inc.
           Legal
           135 South LaSalle Street - Room 325
           Chicago, Illinois  60603
           Telecopy:  (312) 904-2010
           Attention: Robert K. Quinn, Esq.
                      Group Senior Vice President,
                      General Counsel and Secretary

     with a copy to:


           Vedder, Price, Kaufman & Kammholz
           222 North LaSalle Street
           Suite 2600
           Chicago, Illinois 60601-1003
           Telecopy:  (312) 609-5005
           Attention: Robert J. Stucker, Esq.

     If to the Company, addressed to:

           Standard Federal Bancorporation, Inc.
           2600 West Big Beaver Road
           Troy, Michigan  48084
           Telecopy:  (810) 637-0329
           Attention: Thomas R. Ricketts
                      Chairman and President


     with a copy to:

           Standard Federal Bancorporation, Inc.
           Legal
           2600 West Big Beaver Road
           Troy, Michigan  48084
           Telecopy:  (810) 816-4899
           Attention: Ronald J. Palmer
                      Senior Vice President,
                      and General Counsel
     with a copy to:

            Dykema Gossett, PLLC
            400 Renaissance Center
            Detroit, Michigan 48243
            Telecopy: (313) 568-6915
            Attention:  Paul R. Rentenbach, Esq.

     All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered; when received, if delivered by registered or certified mail (postage prepaid and return receipt requested); when receipt acknowledged, if faxed or telecopied; and the next day delivery after being timely delivered to a recognized overnight delivery service.

     8.5 Amendment. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

     8.6 Waiver. At any time prior to the Effective Time, any party hereto may extend the time for the performance of any of the obligations or other acts of the other party hereto or waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

     8.7 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and words of like import, unless the context requires otherwise, refer to this Agreement (including the Company Disclosure Schedule hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

     8.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party's anticipated benefits under this Agreement.

     8.9 Miscellaneous. This Agreement and all other documents and instruments referred to herein: (i) constitute the entire agreement, and supersede all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; (ii) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof, and by the laws of the United States where applicable; and (c) shall not be assigned by operation of law or otherwise.

     8.10 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     IN WITNESS WHEREOF, the Company, Purchaser and MergerSub have caused this Agreement to be executed on the date first written above by their respective officers.

                             ABN AMRO NORTH AMERICA, INC.

                        By:
                             -----------------------------------
                             Its:
                                 -----------------------------------

                        By:
                             -----------------------------------

                             Its:
                                 -----------------------------------


                             HEITRITZ CORP.

                        By:
                             -----------------------------------
                             Its:
                                 -----------------------------------
                        By:
                             -----------------------------------
                             Its:
                                 -----------------------------------

                             STANDARD FEDERAL BANCORPORATION, INC.

                        By:
                             -----------------------------------
                             Its:
                                 -----------------------------------

                              DISCLOSURE SCHEDULE

                                       OF

                     STANDARD FEDERAL BANCORPORATION, INC.

                                     TO THE

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                         ABN AMRO NORTH AMERICA, INC.,

                                 HEITRITZ CORP.

                                      and

                     STANDARD FEDERAL BANCORPORATION, INC.




                               November 21, 1996

                               LIST OF SCHEDULES



Schedule 3.3        Subsidiaries

Schedule 3.6        Indemnification

Schedule 3.9        Real Properties

Schedule 3.10       Litigation

Schedule 3.11       Taxes

Schedule 3.12       Company Permits

Schedule 3.15       Material Contracts

Schedule 3.16       Absence of Certain Changes

Schedule 3.17       Loans and Investments

Schedule 3.18       Intellectual Properties

Schedule 3.19       Company Benefit Plans

       (a)(1)       Company Benefit Plans
       (a)(2)       Change in Control Benefits
       (a)(3)       Multiemployer Plans
       (a)(4)       Notice of Noncompliance
       (b)          Company Qualified Plans
       (f)          Nondeductible Payments under Code Sections 162(m) or 280G
       (h)          Retiree Benefits
       (i)(1)       Change in Control Payments to Officers and Directors
       (i)(2)       Other Change in Control Payments
       (i)(3)       Stock Options
       (i)(4)       SVUs
       (1)(5)       Deferred Compensation and Supplemental Retirement Benefits

Schedule 3.23       Environmental Conditions